EXHIBIT 99.1

For Immediate Release

Contact:	Progenics Pharmaceuticals, Inc. Richard W. Krawiec, Ph.D. Vice President, Investor Relations and Corporate Communications (914) 789-2800 email: rkrawiec@progenics.com

PROGENICS PHARMACEUTICALS REPORTS FIRST QUARTER 2005 RESULTS

TARRYTOWN, N.Y.– May 10, 2005–Progenics Pharmaceuticals, Inc. (Nasdaq: PGNX) today announced its results of operations for the quarter ended March 31, 2005.

Revenues for the quarter ended March 31, 2005 totaled $2.6 million compared to revenues of $1.7 million for the same period in 2004. Revenues primarily reflect funding from government grants and contracts and payments received by the Company for contract work performed for our joint venture with Cytogen Corporation, the PSMA Development Company LLC. The Company’s expenses for the first quarter of 2005 were $15.9 million, compared to $12.2 million for the first quarter of 2004. The primary reason for the increase was additional spending on the Company’s development programs for methylnaltrexone, increased headcount, and greater patent and legal expenses.

The Company reported a net loss of ($13.2 million) or ($0.76) per share (basic and diluted) for the first quarter of 2005, compared to net loss of ($10.2 million) or ($0.61) per share (basic and diluted) for the first quarter of 2004. At the end of the first quarter of 2005, Progenics had $23.6 million in cash, cash equivalents and marketable securities compared to $31.2 million at December 31, 2004. In early April, the Company completed a follow-on public offering of common stock which provided cash of $29.4 million, net of expenses. These proceeds are not reflected in the financial tables as of March 31, 2005.

“Progenics has made important progress towards our 2005 goals,” said Paul J. Maddon, Progenics’ Founder and Chief Executive Officer. “In January, we announced positive top-line results from a phase 2 clinical trial of our investigational drug, methylnaltrexone (MNTX) for the management of post-operative bowel dysfunction. Later, in March we announced positive top-line results from a pivotal phase 3 clinical trial of MNTX for the treatment of opioid-induced constipation in patients with advanced medical illness. We are pleased with the progress of MNTX and with our clinical development programs in general, and we look forward to results from additional studies later this year.”

Company Profile

Progenics Pharmaceuticals, Inc., of Tarrytown, NY, is a biopharmaceutical company focusing on the development and commercialization of innovative therapeutic products to treat the unmet medical needs of patients with debilitating conditions and life-threatening diseases. The Company has five product candidates in clinical development and several others in preclinical development. In symptom management and supportive care, the Company is developing methylnaltrexone (MNTX) to treat the constipation associated with opioid-based pain relievers without interfering with pain relief. MNTX is in pivotal phase 3 clinical testing for treatment of opioid-induced constipation in patients with advanced medical illness. MNTX is also being studied for the management of patients with post-operative bowel dysfunction and relief of opioid-induced constipation in patients with chronic pain. In the area of HIV infection, the Company is developing viral-entry inhibitors, including PRO 140, a humanized monoclonal antibody targeting the HIV coreceptor CCR5 (in phase 1 studies), and PRO 542, a genetically engineered molecule designed to neutralize HIV (in phase 2 studies). In addition, the Company is conducting research on ProVax, a novel prophylactic HIV vaccine. The Company, in collaboration with Cytogen Corporation, is developing immunotherapies for prostate cancer, including a human monoclonal antibody directed against prostate-specific membrane antigen (PSMA), a protein found on the surface of prostate cancer cells. The Company is also developing vaccines designed to stimulate an immune response to PSMA. A recombinant PSMA vaccine is in phase 1 clinical testing. The Company is also developing a cancer vaccine, GMK, in phase 3 clinical trials for the treatment of malignant melanoma.

PROGENICS PHARMACEUTICALS, INC.
CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except for loss per share data)
(Unaudited)

	Three Months Ended March 31,

	2005	2004

Contract research and development, from joint venture	$440	$557
Research grants	2,145	1,186
Product sales	4	5

Total revenues	2,589	1,748

Research and development	12,099	8,374
General and administrative	3,143	2,815
Loss in joint venture	205	675
Depreciation and amortization	482	326

Total expenses	15,929	12,190

Operating loss	(13,340)	(10,442)

Interest income	146	217

Net loss	$(13,194)	$(10,225)

Net loss per share – basic and diluted	$(0.76)	$(0.61)

CONDENSED BALANCE SHEETS
(in thousands)
(Unaudited)

	March 31, 2005	December 31, 2004

Cash, cash equivalents and marketable securities	$23,632	$31,207
Accounts receivable	728	1,112
Fixed assets, net	4,474	4,692
Other assets	2,448	2,534

Total assets	$31,282	$39,545

Liabilities	$9,498	$7,707
Stockholders’ equity	21,784	31,838

Total liabilities and stockholders’ equity	$31,282	$39,545

DISCLOSURE NOTICE: The information contained in this document is current as of May 10, 2005. This press release contains forward-looking statements. Any statements contained herein that are not statements of historical fact may be forward-looking statements. When the Company uses the words 'anticipates,' 'plans,' 'expects' and similar expressions, it is identifying forward-looking statements. Such forward-looking statements involve risks and uncertainties which may cause the Company’s actual results, performance or achievements to be materially different from those expressed or implied by forward-looking statements. Such factors include, among others, the uncertainties associated with product development, the risk that clinical trials will not commence or proceed as planned, the risks and uncertainties associated with dependence upon the actions of our corporate, academic and other collaborators and of government regulatory agencies, the risk that our licenses to intellectual property may be terminated because of our failure to have satisfied performance milestones, the risk that products that appear promising in early clinical trials do not demonstrate efficacy in larger-scale clinical trials, the risk that we may not be able to manufacture commercial quantities of our products, the uncertainty of future profitability and other factors set forth more fully in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and other reports filed with the Securities and Exchange Commission, to which investors are referred for further information. In particular, the Company cannot assure you that any of its programs will result in a commercial product.

Progenics does not have a policy of updating or revising forward-looking statements and assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Thus, it should not be assumed that the Company’s silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.

Editor’s Note:

Additional information on Progenics available at http://www.progenics.com.